Exhibit 99.1
Nu Horizons Editorial Contact:
Kurt Freudenberg
+ 1 631-396-5000
kurt.freudenberg@nuhorizons.com
For Immediate Release
Nu Horizons Electronics Acquires German-based
Components Distributor Dacom-Süd Electronic Vertriebs GmbH
Acquisition Accelerates Entry into the German Market
Melville, NY — June 6, 2007 — Nu Horizons Electronics Corp. (NASDAQ:NUHC), a leading global distributor of advanced technology semiconductor, display, illumination and system solutions, today announced its acquisition of Dacom-Süd Electronic Vertriebs GmbH, a franchised electronic component distributor, based in Munich, Germany.
This acquisition follows by less than forty-five days Nu Horizons’ announcement of the formation of its Nu Horizons Electronics GmbH subsidiary, as its initial entry in the German market. The European market in total is approximately the same size as the North America market for distribution sales of semiconductors, and Germany is the largest market within Europe. Nu Horizons initially entered the European market through its acquisition of DT Electronics in the UK, completed in August of 2006. The acquisition of Dacom-Süd is expected to rapidly expand Nu Horizons’ customer reach within Germany, assisting Nu Horizons’ accelerated expansion in this key market.
Under the terms of the agreement, Dacom-Süd has become a wholly-owned subsidiary of Nu Horizons Electronics. Previous Dacom-Süd owner, Inge Merl, will remain as Managing Director for the subsidiary.
Nu Horizons paid approximately $2.7 million in cash for this acquisition. Dacom-Süd had approximately $6.2 million in sales for the twelve month period ended December 31, 2006 and the acquisition is expected to be accretive to Nu Horizons’ current fiscal year net income.
“We are very pleased to broaden our reach into Germany’s distribution market through the acquisition of Dacom-Süd,” said Dave Bowers, president of Nu Horizons Distribution Division. “Dacom-Süd employs a similar business philosophy of carrying a limited line card and focus on application support for customers together with effective demand creation for suppliers.”
About Nu Horizons Electronics Corp.
Nu Horizons Electronics Corp. is a leading global distributor of advanced technology semiconductor, display, illumination and system solutions to a wide variety of commercial original equipment manufacturers (OEMs) and Electronic Manufacturing Services providers (EMS). With sales facilities in 51 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com.
# # #